Exhibit 4.4.6

FORBEARANCE AGREEMENT

This Forbearance Agreement (“Forbearance Agreement”) is entered into as of March 29, 2004 by and between Comerica Bank, successor to Imperial Bank (“Bank”), and SYNBIOTICS CORPORATION, a California corporation (“Borrower”). This Forbearance Agreement is made with reference to the following facts:

A. Borrower is currently indebted to Bank pursuant to the Loan Documents (as defined below). Borrower acknowledges that it is in default under the Loan Documents as set forth in Section I.C. below, and Borrower desires, inter alia, that Bank temporarily forbear from exercising its rights and remedies as to existing defaults under the Loan Documents as of the date of execution of this Forbearance Agreement.

B. Bank desires full repayment of the amounts that are due by Borrower under the Loan Documents. Bank is willing to temporarily forbear from exercising its rights and remedies as to existing defaults under the Loan Documents only in accordance with the terms and conditions set forth in this Forbearance Agreement.

C. THIS FORBEARANCE AGREEMENT ADDRESSES THE DEBTS AND/OR OBLIGATIONS OF BORROWER TO BANK WHICH ARE FULLY DESCRIBED HEREIN. THIS FORBEARANCE AGREEMENT DOES NOT PERTAIN TO ANY OTHER INDEBTEDNESS AND/OR OBLIGATIONS OF BORROWER (OR ANY OTHER PARTIES) TO BANK NOT SPECIFICALLY ADDRESSED IN THIS FORBEARANCE AGREEMENT. ALL TERMS AND PROVISIONS OF ANY AGREEMENTS BETWEEN BORROWER AND BANK INCLUDING, BUT NOT LIMITED TO, THE LOAN DOCUMENTS, NOT SPECIFICALLY MODIFIED HEREIN, SHALL REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH THEIR ORIGINAL TERMS.

NOW, THEREFORE, in consideration of (i) the above recitals and the mutual promises contained in this Forbearance Agreement; (ii) the execution of this Forbearance Agreement and all documents, instruments and agreements required to be executed in accordance with this Forbearance Agreement; (iii) the satisfaction of all Conditions Precedent set forth in Section VI. below; and for other and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

I. ACKNOWLEDGMENT OF THE EXISTING INDEBTEDNESS AND THE LOAN DOCUMENTS.

A. The Credit Agreement and Other Loan Documents.

1. On or about April 12, 2000, Borrower and Bank entered into that certain Credit Agreement (as amended, restated, modified, supplemented or revised from time to time, the “Credit Agreement”), pursuant to which Borrower promised to pay Bank the principal amount of up to Ten Million Dollars ($10,000,000.00), together with interest on the funds disbursed thereunder at the rate provided for in the promissory notes described below. The Credit Agreement was amended pursuant to a First Amendment to Credit Agreement dated as of April 18, 2000 (“First Amendment”), by a Second Amendment to Credit Agreement dated as of November 14, 2000 (“Second Amendment”) and by a

Third Amendment to Credit Agreement and Loan Documents and Waiver of Defaults dated as of January 25, 2002 (“Third Amendment”). In addition, Bank and Borrower entered into a Letter Agreement dated as of September 4, 2003.

2. Pursuant to the Credit Agreement, Borrower executed and delivered to Bank a (a) Promissory Note in the principal amount of Six Million Dollars ($6,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the “Term Note”) and a (b) Revolving Note in the principal amount of Four Million Dollars ($4,000,000.00) (as amended, restated, modified, supplemented or revised from time to time, the “Revolving Note”). Pursuant to the Second Amendment, Borrower executed and delivered to Bank a new Term Note in the principal amount of Six Million Three Hundred Thousand Dollars ($6,300,000.00). On or about January 25, 2002, pursuant to the Third Amendment, Borrower executed and delivered to Bank a Promissory Note in the principal amount of $7,132,000.00 (the “Note”), which Note replaced the Term Note and the Revolving Note.

3. Also pursuant to the Credit Agreement: (a) Borrower executed and delivered to Bank: (i) that certain Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Commercial Security Agreement”); (ii) that certain Commercial Pledge and Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Commercial Pledge Agreement”); (iii) that certain Patent Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “Patent Security Agreement”); and (iv) that certain Trademark Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “ Trademark Security Agreement”); and (b) W3Commerce LLC, a Delaware limited liability company, executed and delivered to Bank a Commercial Security Agreement dated as of April 12, 2000 (as amended, restated, modified, supplemented or revised from time to time, the “W3C Commercial Security Agreement”). The Credit Agreement, Commercial Security Agreement, Commercial Pledge Agreement, Patent Security Agreement, Trademark Security Agreement and W3C Commercial Security Agreement each grant Bank a valid, perfected, first priority security interest in the property described therein as collateral (the “Collateral”) securing the Borrower’s obligations to Bank under the Loan Documents.

4. On or about April 12, 2000, Borrower executed and delivered to Bank two form UCC-1 financing statements. Bank filed the financing statements with the office of the Secretary of State of California. Bank has filed the Patent Security Agreement and the Trademark Security Agreement with the United States Patent and Trademark Office.

5. Borrower has delivered to Bank a warrant to purchase stock dated December 1, 2000 granting to Bank stock warrants in Borrower for a total of 250,000 shares of Borrower’s Common Stock, on terms and conditions more fully set forth therein.

6. On or about May 30, 2002, Bank and Borrower entered into a Letter Agreement pursuant to which Bank agreed to release the securities of W3 Commerce, Inc. (“W3C Stock”) held by Bank as collateral in exchange for a security interest in

100,000 shares of common stock of Borrower. As such, on or about May 30, 2002, (a) Bank and Borrower entered into an Amendment to Commercial Pledge and Security Agreement including certain stock in Borrower as collateral and releasing Bank’s security interest in the W3C Stock securing the Borrower’s obligations under the Credit Agreement; and (b) Colin Lucas Mudd (“Pledgor”) and Bank entered into a Stock Pledge Agreement whereby the Pledgor pledged certain stock of Borrower to secure the Borrower’s obligations under the Credit Agreement and Note, among other things. Further references to the Collateral shall include the Borrower stock pledged to Bank and shall not include the W3C Stock.

7. On or about August 31, 2002, Bank and Borrower entered into a Consent Agreement pursuant to which, among other things, (a) Bank consented to the sale of certain assets (“Subject Asset Sale”) by Borrower to Danam Acquisition Corp. and Drew Scientific Group PLC (collectively, “Buyers”), and (b) Borrower assigned to Bank a Secured Promissory Note, Guaranty and Security Agreements to be executed in connection with the Subject Asset Sale. Further references to the Collateral shall include the aforesaid Secured Promissory Note, Guaranty and Security Agreements, and exclude the assets transferred to the Buyers with the consent of Bank.

8. The documents referenced above and all documents, security agreements and written amendments, notes and so forth related thereto are hereinafter collectively referred to as “Loan Documents.”

9. Borrower acknowledges that the Loan Documents constitute duly authorized, valid, binding, fully perfected and continuing agreements and obligations of Borrower to Bank, enforceable in accordance with their respective terms; and that Borrower has no claims, cross-claims, counterclaims, setoffs or defenses of any kind or nature which would in any way reduce or offset its obligations to Bank under the Loan Documents as of the date of this Forbearance Agreement. Borrower ratifies and reaffirms the continuing effectiveness of the Loan Documents and all other instruments, documents and agreements entered into with Bank in connection with the Loan Documents. Borrower hereby confirms and ratifies Bank’s first priority lien and security interest in all Collateral, including all presently existing and hereafter acquired Collateral. Borrower reaffirms that it shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request to carry out the terms of this Forbearance Agreement and the Loan Documents. Such liens and security interests shall secure all of the obligations of Borrower under this Forbearance Agreement and the Loan Documents.

B. Existing Indebtedness. Borrower acknowledges and agrees that the current outstanding principal balance owed to Bank under the Loan Documents is $4,670,645.89, plus accrued and unpaid interest through the date of this Forbearance Agreement, together with the Bank’s costs, expenses and reasonable attorneys’ fees, which but for this Forbearance Agreement would be fully due and payable (“Existing Indebtedness”).

C. Defaults Under Loan Agreements and Remedies. Borrower acknowledges and agrees that Borrower is in default under the terms and conditions of the Loan Documents in that, inter alia, Borrower failed to pay the amounts due in full when the loan matured on January 25, 2004.

Borrower acknowledges and agrees that but for this Forbearance Agreement the Bank is fully entitled to exercise all of its rights and remedies under the Loan Documents, including but not limited to foreclosing on its Collateral. Borrower has no defense at law or equity, including the right of setoff, to the Bank’s claims for repayment of the Existing Indebtedness.

II. LIMITED SCOPE OF FORBEARANCE AGREEMENT.

Nothing contained in this Forbearance Agreement shall be interpreted as or be deemed a release or a waiver by Bank of any of the terms and conditions of the Loan Documents, or any other documents, instruments and agreements between the parties hereto except as specifically provided in this Forbearance Agreement. Unless specifically modified herein, all other terms and provisions of the Loan Documents shall remain in full force and effect in accordance with their original terms, and are hereby ratified and confirmed in all respects. This Forbearance Agreement does not constitute a waiver or release by Bank of any obligations between Borrower and Bank, or a waiver by Bank of any defaults by Borrower under the Loan Documents, unless expressly so provided herein, nor between Bank and any other person or entity. The Bank has no duty to advance any funds under the Loan Documents.

III. BANK’S AGREEMENT TO FORBEAR DURING FORBEARANCE PERIOD.

A. Forbearance Period. So long as no Event of Default occurs under this Forbearance Agreement, Bank hereby agrees to forbear from exercising its rights and remedies under the Loan Documents commencing upon satisfaction (or waiver in writing by Bank) of the Conditions Precedents set forth in Section VI. hereof through 1:00 p.m. Pacific Time on May 5, 2004 (“Forbearance Period”).

B. Bank Remedies at Expiration of Forbearance Period. Borrower acknowledges and agrees that immediately after the Forbearance Period expires, if the Existing Indebtedness to Bank is not paid in full, Bank may exercise all of the rights and remedies contained in the Loan Documents, in this Forbearance Agreement, and under applicable law.

C. Forbearance Limited to Specified Defaults. Borrower further acknowledges and agrees that Bank’s agreement to forbear during the Forbearance Period concerns only Borrower’s defaults which have been identified herein and exist as of the date of execution of this Forbearance Agreement (“Existing Defaults”), but not as to any defaults which may arise in the future or which are unknown to Bank.

IV.	REIMBURSEMENT OF BANK’S FEES AND COSTS.

A. Forbearance and Documentation Fees. Prior to or contemporaneous with the execution of this Forbearance Agreement, Borrower shall pay Bank an extension and forbearance fee in the amount of $1,500.00 and a documentation fees in the amount of $500.00. Neither the extension and forbearance fee nor the documentation fee shall be refundable or applied to the Existing Indebtedness or Bank’s attorney’s fees and costs.

B. Borrower shall, not later than 15 calendar days after receipt of a payment request from Bank or Bank’s counsel, reimburse Bank for all of Bank’s costs and expenses, including attorneys’ fees of Bank’s outside counsel, (“Costs”) incurred in connection with: (a) enforcing

Borrower’s obligations under the Loan Documents; (b) the negotiation, preparation and documentation of this Forbearance Agreement and all accompanying documents; and (c) the recording of any instrument or document required hereunder to maintain and/or perfect Bank’s security interests in the Collateral.

C. By execution of this Forbearance Agreement, Borrower authorizes Bank to collect the amounts set forth in this Section IV. by charging any of Borrower’s accounts at Bank.

V. AFFIRMATIVE COVENANTS. Borrower covenants and agrees as follows:

A. Required Payments.

1. Borrower shall pay Bank, on or before April 1, 2004, (i) a principal payment of $30,000.00, and (ii) all interest accrued under the Loan Documents as of said date.

2. Borrower shall pay Bank, on or before May 1, 2004, (i) a principal payment of $30,000.00, and (ii) all interest accrued under the Loan Documents as of said date.

B. Financial Reporting. Borrower shall continue to provide Bank with the following financial reporting: (1) monthly AC-1 and agings within 30 days of the close of each such month; (2) a cash burn rate report by calendar quarter within 30 days of the close of each such quarter; (3) monthly financial statements within 30 days of the close of each such month; (4) annual audited financial statements within 90 days of the close of each fiscal year; and (5) quarterly accounts receivable and inventory audits.

C. Cooperation in Business Valuation. Borrower shall cooperate with Marshall Stevens or such other entity as shall be designated by Bank for the purpose of providing a business valuation report pertaining to Borrower’s business.

D. No Transfers to Redwood. Borrower shall not make any payments or transfer any consideration to Redwood West Coast LLC or any of its affiliates without the express written permission of Bank.

E. No Stock Distributions. Borrower shall not pay any dividends or make any distributions on account of common or preferred stock, except that Borrower may make distributions of common stock, which may not be redeemable, carry any rights to payment or otherwise provide for any type of distribution.

F. Required Notices. In addition to any covenants which exist in the Loan Documents, Borrower shall immediately give written notice to Bank in reasonable detail of:

1. Any change in the name of Borrower, or any company or partnership in which Borrower is a principal or retains a majority interest. Borrower shall give Bank thirty days prior written notification of any such change;

2. Any change in the state of Borrower’s incorporation, or relocation of Borrower’s chief executive office. Borrower shall give Bank thirty days prior written notification of any such change or relocation;

3. Any change in the present location of the Collateral;

4. The occurrence of any Event of Default (as defined in Section IX. below), or any condition, event or act which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Forbearance Agreement;

5. Any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or other cause affecting the Collateral in excess of an aggregate sum of $100,000; and

6. Any litigation initiated by or against Borrower for an amount in excess of $50,000.

G. Further Documents. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Forbearance Agreement.

VI. CONDITIONS PRECEDENT. This Forbearance Agreement shall not be binding upon Bank unless and until each of the following conditions precedent (“Conditions Precedent”) are met, or are waived in writing by Bank:

A. Borrower shall have timely complied with and performed all of the acts and/or conditions specifically identified as conditions precedent in this Forbearance Agreement;

B. Borrower shall have paid the extension and forbearance fee and the documentation fee specified in Section IV.A above;

C. Bank shall have received such other documents, instruments and agreements, and obtained all necessary internal approvals as Bank may require; and

D. Borrower shall have executed and delivered to Bank a corporate resolution authorizing the execution of this Forbearance Agreement, certificates of incumbency, good standing, and such other matters as Bank in its sole and absolute discretion may require, including those attached as Exhibit “A.”

VII. RELEASE OF CLAIMS As additional consideration for Bank to enter into this Forbearance Agreement, Borrower, for itself, its executors, administrators, general partners, limited partners, employees, representatives, shareholders, predecessors, subsidiaries and/or affiliates, parents, heirs, trustees, trustors, beneficiaries, successors-in-interest, transferees, assigns, officers, directors, managers, servants, employees, insurers, underwriters, successors, attorneys, and agents, now and in the future, and all persons acting by, through, under or in concert with Borrower, hereby releases and discharges Bank, and Bank’s past, present and future administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, officers, parents, partners, predecessors, representatives, parents shareholders, subsidiaries and successors, and each of them; and each of their respective administrators, affiliates, agents, assigns, attorneys, directors, employees, executors, heirs, officers, parents, partners, predecessors, representatives, shareholders, subsidiaries and successors, and each of them; and

all persons acting by, through, under or in concert with one or more of them, from any liabilities or claims arising out of, related to or in any way connected any acts or omissions of Bank relating in any way to the Loan Documents, this Forbearance Agreement (except for matters relating to the performance of this Forbearance Agreement following the date of its execution) and Borrower’s financial relationship with Bank and its predecessors-in-interest from the beginning of time through and including the date of execution of this Forbearance Agreement (collectively, “Released Matters”).

VIII. REPRESENTATIONS AND WAIVERS CONCERNING RELEASE PROVISIONS Borrower understands and has been advised by its legal counsel of the provisions of Section 1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Borrower understands and hereby waives the provisions of California Civil Code Section 1542 and declares that it realizes it may have damages Borrower presently knows nothing about and that, as to them, Bank has been released pursuant to these release provisions. Borrower also declares that it understands that Bank would not agree to enter into this Forbearance Agreement if the release provisions set forth above did not cover damages and their results which may not yet have manifested themselves or may be unknown to or not anticipated at the present time by Borrower.

Borrower represents and warrants that Borrower is the owner of the claims hereby compromised and that Borrower has not heretofore assigned or transferred, nor purported to assign or transfer, to any person or entity (“Person”) any of the Released Matters. Borrower further agrees to indemnify and hold harmless Bank from all liabilities, claims, demands, damages, costs, expenses, and attorneys’ fees incurred by Bank as the result of any Person asserting any such assignment or transfer of any rights or claims.

IX. EVENTS OF DEFAULT. An “Event of Default” shall exist under this Forbearance Agreement if any one or more of the following events occur:

A. Borrower shall fail to perform any of the affirmative covenants set forth in Section V. of this Forbearance Agreement;

B. Borrower shall fail to timely pay Bank’s attorney’s fees and costs as required in Section IV.B. of this Forbearance Agreement;

C. A default shall occur in the performance of any material term, condition, covenant or agreement contained in this Forbearance Agreement, or in connection with any other obligation owing by Borrower to Bank; or

D. A default other than the Existing Defaults, shall occur in the performance of any material term, condition, covenant or agreement contained in the Loan Documents; provided, however, that failure to pay the principal payments specified in the Loan Documents shall not constitute an event of default if Borrower pays the principal and interest payments required in Section V.A. of this Forbearance Agreement;

E. Bank shall receive at any time following the Closing Date an official report from the Secretary of State for the state under whose laws Borrower is organized, or any other applicable state, federal or local office identifying current security interests or liens of record filed in or against the Collateral, indicating that except for Permitted Liens, Bank’s security interest in the Collateral is not prior to all other security interests or liens of record reflected in the report;

F. Any representation or warranty made under this Forbearance Agreement, or any certificate or statement furnished or made to Bank pursuant thereto, shall prove to be untrue or misleading in any material respect as of the date on which such representation or warranty is made; or

G. Borrower shall take any action to the effect that, or make any claim that, the Loan Documents including this Forbearance Agreement are not legal, valid, binding agreements enforceable against any party executing same; or attempt in any way to terminate or declare ineffective or inoperative the same; or shall in any way whatsoever cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

H. Borrower shall do any of the following acts, or violate any other term or provision of this Forbearance Agreement: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy court or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or take advantage of any bankruptcy or insolvency laws; (v) file an answer admitting any of the material allegations of, or consent to, or default in answering a petition filed against it, in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any action for the purpose of effecting any of the foregoing; or

I. A judgment(s) or order for entry of judgment shall be entered against Borrower in an aggregate amount exceeding the sum of $50,000 which is not stayed pending appeal, bonded or otherwise covered by insurance; or

J. Any of the following acts or events occur: (i) an order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower; (ii) an order shall be entered by any court of competent jurisdiction or other competent authority appointing a receiver, custodian, trustee, intervenor or liquidator for Borrower as to all or substantially all of its assets, and such order, judgment or decree shall continue un-stayed and in effect for a period of sixty (60) days; or (iii) an involuntary petition seeking bankruptcy, reorganization or receivership shall be filed against Borrower which is not dismissed within sixty (60) days of the filing thereof; or (iv) an event of default under any of Borrower’s obligations to the Bank; or

K. Any change should occur which, in the opinion of Bank, has resulted or could result in a Material Adverse Change.

X. REMEDIES. If an Event of Default shall occur under this Forbearance Agreement, or any other agreement referenced herein or executed in connection herewith, Bank may exercise, at its election, and without notice, demand, protest or presentment (which notice, demand, protest and presentment are expressly waived) in addition to all rights and remedies granted to it in the Loan Documents, any or all of the following (failure to specify any remedy herein shall not limit Bank’s remedies, nor be deemed to create a conflict or contradiction with the Loan Documents):

A. Bank’s limited agreement to forbear under this Forbearance Agreement shall immediately and automatically cease, and Bank may exercise all of its rights and remedies and may declare all amounts owed under the Loan Documents immediately due and payable;

B. Bank may proceed to enforce the Loan Documents and this Forbearance Agreement and exercise any or all of the rights and remedies afforded to Bank by the California Commercial Code, the California Civil Code, the California Code of Civil Procedure or otherwise possessed by Bank;

C. Bank may, to the fullest extent permitted by law: (1) sell its Collateral or any interest therein at public or private sale for cash or upon credit and for immediate or future delivery and for such price and on such terms as Bank shall deem appropriate, and negotiate, endorse, assign, transfer and deliver to the purchaser or purchasers thereof (which may be Bank) the Collateral so sold, and each purchaser at any sale shall hold the property sold absolutely free from any claim or right on the part of Borrower (and Borrower hereby waives, to the extent permitted by law, all rights of redemption, stay and/or appraisal which Borrower now has or may at any time in the future have); and/or (2) obtain specific performance by Borrower of any covenant or undertaking of Borrower in the Loan Documents herein; and/or (3) without notice to Borrower, proceed by suit or suits at law or in equity to foreclose its security interest and sell its Collateral or any portion thereof pursuant to judgment or decree of a court, courts or referee having competent jurisdiction; and/or (4) without notice to Borrower, exercise any of its rights under, or foreclose its Collateral thereunder;

D. Without regard to the adequacy of Bank’s Collateral, or to the solvency of Borrower, Bank may institute legal proceedings for the appointment of a receiver or receivers with respect to any or all of its Collateral pending foreclosure hereunder or for the sale of any or all of its Collateral under the order of a court of competent jurisdiction or under other legal process;

E. Either personally, or by means of a court-appointed receiver, Bank may enter onto the premises where its Collateral is located and take possession of all or any of its Collateral and exclude therefrom Borrower and all others claiming under Borrower, and perform any acts necessary or appropriate to care for, maintain, preserve and protect its Collateral. In the event Bank demands or attempts to take possession of its Collateral in the exercise of any rights hereunder, Borrower promises and agrees to turn over promptly and to deliver complete possession thereof to Bank;

F. Without notice to or demand upon Borrower, Bank may make such payments and do such acts as Bank may deem necessary to protect its security interest in its Collateral including, without limitation, paying, purchasing, contesting or compromising any encumbrance, charge or lien which is prior to or superior to the security interests granted in the Loan Documents and, in exercising any such powers or authority, to pay all expenses incurred in connection therewith; and/or

G. Enforce any of the rights and remedies available to it under the Loan Documents or this Forbearance Agreement, or according to applicable law.

H. All rights and remedies granted to Bank hereunder are cumulative, and Bank shall have the right to exercise any one or more of such rights and remedies alternatively, successively or concurrently as Bank may, in its sole and absolute discretion, deem advisable.

XI. REVIVAL CLAUSE; SOLVENCY. If the incurring of any debt or the payment of money or transfer of property made to Bank by or on behalf of Borrower should for any reason subsequently be declared to be “fraudulent” or “preferential” within the meaning of any state or federal law relating to creditor’s rights, including, without limitation, fraudulent conveyances, preferences or otherwise voidable or recoverable payments of money or transfers of property, in whole or in part, for any reason (collectively, “Voidable Transfers”) under the Bankruptcy Code or any other federal or state law, and Bank is required to repay or restore any such Voidable Transfer or the amount or any portion thereof, or upon the advice of its in-house counsel or outside counsel is advised to do so, then, as to such Voidable Transfer or the amount repaid or restored (including all reasonable costs, expenses and attorneys’ fees of Bank related thereto), the liability of Borrower under the Loan Agreement, and all of Bank’s rights and remedies under the Loan Agreement and this Forbearance Agreement shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made to the extent of any harm to Bank.

Borrower represents and warrants that the execution, delivery and performance of this Forbearance Agreement will not (i) render Borrower insolvent as that term is defined below; (ii) leave Borrower with remaining assets which constitute unreasonably small capital given the nature of Borrower’s business; or (iii) result in the incurrence of Debts (as defined below) beyond Borrower’s ability to pay them when and as they mature and become due and payable. For the purposes of this paragraph, “Insolvent” means that the present fair salable value of assets is less than the amount that will be required to pay the probable liability on existing Debts as they become absolute and matured. For the purposes of this paragraph, “Debts” includes any legal liability for indebtedness, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. Borrower hereby acknowledges and warrants that it, in its corporate capacity that Borrower have derived or expect to derive a financial or other benefit or advantage from this Forbearance Agreement.

XII.	REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants that:

A. Representations and Warranties. All Representations and Warranties contained in the Credit Agreement are true and correct as of the date of this Forbearance Agreement. Except for the Existing Defaults identified in this Forbearance Agreement, no Event of Default has occurred and/or is continuing under any of the Loan Documents.

B. Further Representations. No representation or warranty of Borrower contained in this Forbearance Agreement or in any documents provided to Bank in connection herewith

(including any financial statements and/or financial information) misstates any material fact or omits to state a material fact, the absence of which makes such representation, warranty or statement misleading.

XIII. AUTHORITY. Each party hereto represents and warrants to each other party that (i) it has authority to execute this Forbearance Agreement; (ii) the execution, delivery and performance of this Forbearance Agreement does not require the consent or approval of any person, entity, governmental body, trust, trustor or other authority; (iii) this Forbearance Agreement is a valid, binding and legal obligation of the undersigned enforceable in accordance with its terms, and does not contravene or conflict with any other agreement, indenture or undertaking to which any party hereto is a party; and (iv) each party hereto is the sole and lawful owner of all right, title, and interest in and to every claim and other matter which the party purports to settle or compromise herein.

XIV. OTHER PROVISIONS Notices. All notices required to or permitted to be given to Bank under this Forbearance Agreement shall be addressed as follows:

To:	Thomas G. Kinzel
Vice President – Western Division
Comerica Bank
Special Assets Group MC 4605
9920 S. La Cienega Blvd. Suite 623
Inglewood, California 90301
Telephone: 310-417-5760
Fax No. 310-338-6160

Copy:	Pillsbury Winthrop LLP
101 West Broadway, Suite 1800
San Diego, California 92101
Attn: Daniel C. Minteer, Esq.
Fax No. 858-509-4010

All notices required to or permitted to be given to Borrower under this Forbearance Agreement shall be addressed as follows:

To:	Mr. Paul Hays
President and Chief Operating Officer
Synbiotics Corporation
11011 Via Frontera
San Diego, CA 92127
Telephone: 858-451-3771
Fax No. 858-451-5719

The above addresses may be changed effective upon receipt of a new address. Any notice required herein or permitted to be given shall be in writing and be personally served or sent by facsimile (upon confirmation of receipt) and overnight United States mail and shall be deemed given when sent or, if mailed, when deposited in the United States mail so long as it is properly addressed.

B. Payment of Expenses. In the event any action (whether or not in a court proceeding) shall be required to interpret, implement, modify, or enforce the terms and provisions of this Forbearance Agreement, or to declare rights under same, the prevailing party in such action shall recover from the losing party all of its fees and costs, including, but not limited to, the reasonable attorneys’ fees and costs (if applicable) of Bank’s outside counsel.

C. Governing Law. This Forbearance Agreement shall be construed and interpreted in accordance with and shall be governed by the laws of the state of California. The parties also hereby agree to submit to the jurisdiction of the California courts with respect to all matters relating to this Forbearance Agreement.

D. Successors, Assigns. This Forbearance Agreement shall be binding on and inure to the benefit of all of the parties hereto, and upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and each of them. The terms and provisions of this Forbearance Agreement are for the exclusive benefit of Borrower and Bank, and may not be transferred, assigned, pledged, set over or negotiated to any person or entity without the prior express written consent of Bank. Notwithstanding any other provisions contained herein, Bank may sell, transfer, negotiate, assign or grant participations in all or a portion of its rights in any of the Loan Documents, in this Forbearance Agreement, to any person or entity without prior notice to Borrower, provided, however, that any such assignee shall be bound by the terms and provisions of the Loan Documents and this Forbearance Agreement.

E. Complete Agreement of Parties. This Forbearance Agreement constitutes the entire agreement between Bank and Borrower arising out of, related to or connected with the subject matter of this Forbearance Agreement. Any supplements, modifications, waivers or terminations of this Forbearance Agreement shall not be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Forbearance Agreement shall constitute a waiver of any other provisions of this Forbearance Agreement (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided. However, this Forbearance Agreement does not alter or amend any provision of any of the Loan Documents except to the extent of the provisions expressly set forth herein.

F. Execution In Counterparts. This Forbearance Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute but one and the same agreement.

G. Contradictory Terms/Severability. In the event that any term or provision of this Forbearance Agreement contradicts any term or provision of any other document, instrument or agreement between the parties including, but not limited to, any of the Loan Documents, the terms of this Forbearance Agreement shall control. If any provision of this Forbearance Agreement shall be invalid, illegal or otherwise unenforceable, such provision shall be severable from all other provisions of this Forbearance Agreement, and the validity, legality and enforceability of the remaining provisions of this Forbearance Agreement shall not be adversely affected or impaired, and shall thereby remain in full force and effect.

H. Headings. All headings contained herein are for convenience purposes only, and shall not be considered when interpreting this Forbearance Agreement.

I. Continuing Cooperation. The parties hereto shall cooperate with each other in carrying out the terms and intent of this Forbearance Agreement, and shall execute such other documents, instruments and agreements as are reasonably required to effectuate the terms and intent of this Forbearance Agreement.

J. Consultation With Counsel. Each party hereto acknowledges that (i) it has been represented by counsel of its own choice at each stage in the negotiation of this Forbearance Agreement; (ii) it has relied on such counsel’s advice throughout all of the negotiations which preceded the execution of this Forbearance Agreement, and in connection with the preparation and execution of this Forbearance Agreement; (iii) such counsel has read this Forbearance Agreement; (iv) such counsel has advised such party concerning the validity and effectiveness of this Forbearance Agreement, and the transactions to be consummated in accordance therewith and/or each party has had the opportunity to consult with counsel and has voluntarily waived doing so; and (v) each party hereto is freely and voluntarily entering into this Forbearance Agreement.

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XV. JURY TRIAL WAIVER. BORROWER AND BANK EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS FORBEARANCE AGREEMENT OR ANY OF THE LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS FORBEARANCE AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

AGREED AND ACCEPTED:

COMERICA BANK

By:	/s/ Thomas G. Kinzel	Dated: March 29, 2004
Thomas G. Kinzel
Vice President – Western Division

SYNBIOTICS CORPORATION,
A California corporation

By:	/s/ Keith A. Butler	Dated: 3/29/04
Keith A. Butler
Title:	V.P. – Finance and CFO

EXHIBIT A

[Corporate Resolutions]

CORPORATE RESOLUTIONS TO BORROW

Borrower:	Synbiotics Corporation

I, the undersigned officer of Synbiotics Corporation, Inc., (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of California.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES
Keith A. Butler	V.P. Finance & CFO	/s/ Keith A. Butler

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Comerica Bank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in then- judgment should be borrowed, without limitation.

Execute Forbearance Documents. To execute and deliver to Bank the Forbearance Agreement dated as of March 29, 2004, and any other agreement entered into between Corporation and Bank in connection with the Loan Documents (as that term is defined in the Forbearance Agreement), all as amended or extended from time to time, and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of indebtedness due under the Loan Documents, to do and perform, such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of the Forbearance Agreement and these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, than these; Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on March 29, 2004 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ Keith A. Butler
Keith A. Butler